CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential’s Gibraltar Fund, Inc. of our report dated February 18, 2026, relating to the financial statements and financial highlights of Prudential’s Gibraltar Fund, Inc., which appears in Prudential’s Gibraltar Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP New York, New York

April 14, 2026